Exhibit 5.1

LKP GLOBAL LAW, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
Telephone (424) 239-1890
Facsimile (424) 239-1882

June 27, 2014

Ener-Core, Inc.
9400 Toledo Way
Irvine, California 92618

Re:	Ener-Core, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Ener-Core, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 24,998,502 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), including (a) 17,847,532 Shares issuable upon conversion of the Company’s senior secured convertible notes issued in April 2014 (the “Notes”), (b) 5,530,970 Shares issuable upon exercise of common stock purchase warrants issued concurrently with the Notes (the “Warrants”), (c) 1,500,000 Shares that the Company issued in November 2013 (the “November Shares”), and (d) 120,000 shares issuable upon exercise of common stock purchase warrants issued in connection with the November Shares (the “Placement Warrant”).

In connection with such registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Notes, the Warrants, the November Shares and the Placement Warrant.  We have also reviewed the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that:

(i)
the Shares underlying the Notes, the Warrants and the Placement Warrant, when issued upon conversion of the Notes and exercise of the Warrants and the Placement Agent Warrant, respectively, will be duly authorized and  legally issued, fully paid, and nonassessable; and

(ii)	that the November Shares when issued, were duly authorized and legally issued, fully paid, and nonassessable.

This opinion is limited solely to the federal laws of the United States and Nevada laws, and is based on these laws as in effect on the date hereof.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the registration statement.  In giving such consent, we do not admit that we are “experts” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the registration statement.

Very truly yours,

LKP GLOBAL LAW, LLP